ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-134553 Dated May 7, 2008

Return Optimization Securities with Partial Protection

Enhanced Return Strategies for Moderate Return Environment

Lehman Brothers Holdings Inc. $• Securities Linked to the S&P GSCI™ Excess Return due May 12, 2010

Investment Description

Return Optimization Securities with Partial Protection (the “Notes”) are securities issued by Lehman Brothers Holdings Inc. with returns linked to the performance of the S&P GSCI™ Excess Return (the “Index”). The Notes are designed to enhance index returns in a moderate-return environment — meaning an environment in which commodity indices generally experience moderate appreciation. If the Index Return is positive, at maturity you will receive your principal plus 3 times the Index Return, up to the Maximum Gain, providing you with an opportunity to outperform the Index. If the Index Return is between 0 and –20% (inclusive), at maturity you will receive only your principal. If the Index Return is below –20%, at maturity you will lose 1% (or a fraction thereof) of your principal for every 1% (or a fraction thereof) that the Index Return is below –20%. Accordingly, if the Index has declined by more than 20% as of the Valuation Date, you may lose up to 80% of your principal. The partial protection feature applies only if you hold your Notes to maturity.

Features

❑	Growth Potential: The Notes provide the potential to enhance returns in a moderate-return environment.

❑	Partial Protection of Principal: At maturity, you will receive a cash payment equal to at least 20% of your invested principal.

❑

Diversification: The Notes may provide the ability to diversify your portfolio through exposure to the Index, which is comprised of 24 futures contracts on physical commodities (the “Index Contracts”).

Key Dates1

Trade Date	May 7, 2008
Settlement Date	May 12, 2008
Valuation Date*	May 7, 2010
Maturity Date*	May 12, 2010

[1]

Expected. In the event we make any change to the expected Trade Date and Settlement Date, the Valuation Date and the Maturity Date will be changed so that the stated term of the Notes remains the same.

*	Subject to adjustment, as described under “Additional Specific Terms of the Notes” on page 5 of this term sheet.

Security Offering

Lehman Brothers Holdings Inc. is offering the Return Optimization Securities with Partial Protection linked to the S&P GSCI™ Excess Return. The return on the Notes is subject to, and will not exceed, the predetermined Maximum Gain, which will be determined on the Trade Date. The Notes are offered at a minimum investment of $1,000 (100 notes).

Securities	Index Symbol*	Maximum Gain**	Maximum Payment at Maturity per $10.00 Note	CUSIP	ISIN
Return Optimization Securities Linked to the S&P GSCI™ Excess Return	SPGSCIP	30.00%	$13.00	52523J503	US52523J5039

*	Bloomberg, L.P.
**	The actual Maximum Gain will be set on the Trade Date

Your Notes do not guarantee any return of principal in excess of $2.00 per $10.00 invested. An Index Return of less than –20% will result in a loss of principal.

See “Additional Information about Lehman Brothers Holdings Inc. and the Notes” on page 2, “Indicative Terms” on page 3 and “Additional Specific Terms of the Notes” on page 5. The Notes offered will have the terms specified in the base prospectus dated May 30, 2006, the prospectus supplement dated May 30, 2006 for the Issuer’s Medium Term Notes, Series I (the “MTN Prospectus Supplement”), and this Term Sheet. See “ Key Risks” on page 6 and “Risk Factors” generally in the MTN Prospectus Supplement for risks related to an investment in the Notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this term sheet, the accompanying base prospectus, the MTN Prospectus Supplement or any other relevant terms or pricing supplement. Any representation to the contrary is a criminal offense. The Notes are not deposit liabilities of Lehman Brothers Holdings Inc. and are not FDIC-insured.

	Price to Public	Underwriting Discount	Proceeds to Us
Per Note	$10.00	$0.175	$9.825
Total

UBS Financial Services Inc.	Lehman Brothers Inc.

Additional Information about Lehman Brothers Holdings Inc. and the Notes

Lehman Brothers Holdings Inc. has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus dated May 30, 2006, the MTN Prospectus Supplement and other documents Lehman Brothers Holdings Inc. has filed with the SEC for more complete information about Lehman Brothers Holdings Inc. and this offering. Buyers should rely upon the prospectus, MTN Prospectus Supplement, this term sheet and any relevant free writing prospectus for complete details. You may get these documents and other documents Lehman Brothers Holdings Inc. has filed for free by searching the SEC online database (EDGAR®) at www.sec.gov, with “Lehman Brothers Holdings Inc.” as a search term or through the links below, or by calling UBS Financial Services Inc. toll-free at 1-877-827-2010 or Lehman Brothers Inc. toll-free at 1-888-603-5847.

You may access these documents on the SEC web site at www.sec.gov as follows:

♦	MTN Prospectus Supplement dated May 30, 2006

http://www.sec.gov/Archives/edgar/data/806085/000104746906007785/a2170815z424b2.htm

♦	Base Prospectus dated May 30, 2006

http://www.sec.gov/Archives/edgar/data/806085/000104746906007771/a2165526zs-3asr.htm

♦	Prospectus Addendum dated December 12, 2007:

http://www.sec.gov/Archives/edgar/data/806085/000119312507263735/d424b2.htm

We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You should reach an investment decision only after you and your advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances.

References to “Lehman Brothers,” “we,” “our” and “us” refer only to Lehman Brothers Holdings Inc. and not to its consolidated subsidiaries. In this document, “Notes” refers to the Return Optimization Securities Linked to the S&P GSCI™ Excess Return that are offered hereby, unless the context otherwise requires.

Investor Suitability

The Notes may be suitable for you if, among other considerations:

♦

You are willing to accept the risk of fluctuations in commodities prices, in general, and exchange-traded futures contracts on physical commodities traded on various international exchanges in particular.

♦

You believe that the Index will appreciate moderately — meaning that you believe the Index will appreciate over the term of the Notes, but that such appreciation is unlikely to exceed an amount equal to the Maximum Gain divided by the Multiplier.

♦	You seek an investment that offers partial principal protection when the Notes are held to maturity.

♦	You do not seek current income from this investment.

♦	You are willing to hold the Notes to maturity, and are aware that there may be little or no secondary market for the Notes.

♦	You are willing to invest in the Notes based on the Maximum Gain.

The Notes may not be suitable for you if, among other considerations:

♦

You are not willing to accept the risk of fluctuations in commodities prices, in general, and exchange-traded futures contracts on physical commodities traded on various international exchanges in particular.

♦	You do not believe the Index will appreciate over the term of the Notes, or you believe the Index will appreciate by more than the Maximum Gain.

♦	You seek an investment that is 100% principal protected.

♦	You seek an investment that is exposed to the full potential appreciation of the Index, without a cap on participation.

♦	You seek current income from this investment.

♦	You are unable or unwilling to hold the Notes to maturity.

♦	You seek an investment for which there will be an active secondary market.

♦	You will create an over-concentrated position in any particular commodity sector of your portfolio by owning the Notes.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” on page 8, and “Risk Factors” generally in the MTN Prospectus Supplement, for risks related to an investment in the Notes.

Indicative Terms

Issuer	Lehman Brothers Holdings Inc. (A+/A1/AA-)[1]

Issue Size	TBD

Issue Price	$10.00 per Note

Term	2 years

Index	The S&P GSCI™ Excess Return, published and calculated by the Index Sponsor, subject to adjustment in accordance with Index Adjustment below.

Index Sponsor	Standard & Poor’s, a division of The McGraw-Hill Companies (“S&P”).

Payment at Maturity

If the Index Return (as defined below) is positive and when multiplied by the Multiplier is equal to or greater than the Maximum Gain, you will receive:

$10.00 + ($10.00 × Maximum Gain)

If the Index Return is positive and when multiplied by the Multiplier is less than the Maximum Gain, you will receive:

$10.00 + ($10.00 × 3 × Index Return)

If the Index Return is between 0% and
–20% (inclusive), you will only receive 100% of your principal, with no additional return.

If the Index Return is less than –20%, you will lose 1% of your principal (or a fraction thereof) for each percentage point (or a fraction thereof) that the Index Return is below –20%, calculated as follows:

$10.00 + [$10.00 × (Index Return + 20%)].

If the Index Return has declined by more than 20% over the term of the Notes, you may lose up to 80% of your principal

Maximum Gain	30%

Multiplier	3

Protection Percentage	20%

Index Return	A percentage equal to:

Index Ending Level - Index Starting Level Index Starting Level

Index Starting Level	TBD (which is equal to the closing value of the Index on the Trade Date, as determined and published by the Index Sponsor, rounded to three decimal places)

Index Ending Level

The closing value of the Index on the Valuation Date, as determined and published by the Index Sponsor (subject to the occurrence of a Market Disruption Event or an Index Unavailability Event), rounded to three decimal places.

Determining Payment at Maturity

[1]

Lehman Brothers Holdings Inc. is rated A+ by Standard & Poor’s, A1 by Moody’s and AA- by Fitch. A credit rating reflects the creditworthiness of Lehman Brothers Holdings Inc. and is not a recommendation to buy, sell or hold securities, and may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating. The creditworthiness of the issuer does not affect or enhance the likely performance of the investment other than the ability of the issuer to meet its obligations.

Scenario Analysis and Examples at Maturity

The following examples for the Notes show scenarios for the Payment at Maturity for the Notes, assuming hypothetical Index Starting Level of 870.350, a Multiplier of 3, a Maximum Gain of 30% and a range of hypothetical Index Ending Levels and resulting Index Returns. The actual Index Starting Level will be set on the Trade Date.

Example A — The level of the Index increases from an Index Starting Level of 870.350 to an Index Ending Level of 913.868, and as a result, the Index Return is equal to 5%, calculated as follows:

(913.868 – 870.350) / 870.350 = 5%

Since the Index Return is less than the Maximum Gain when multiplied by the Multiplier, you will receive a Payment at Maturity equal to $11.50 per $10.00 Note (a return of 11.5%, or $1.50 per $10.00 Note), calculated as follows:

$10.00 + ($10.00 × 3 × 5%) = $11.50

Example B — The level of the Index increases from an Index Starting Level of 870.350 to an Index Ending Level of 1,044.42, and as a result, the Index Return is equal to 20%, calculated as follows:

(1,044.420 – 870.350) / 870.350 = 20%

Since the Index Return is greater than the Maximum Gain when multiplied by the Multiplier, you will receive a Payment at Maturity equal to $13.00 per $10.00 Note (a return of 30.0%, the Maximum Gain, or $3.00 per $10.00 Note), calculated as follows:

$10.00+ ($10.00 x 30%) = $13.00

Example C — The level of the Index decreases from an Index Starting Level of 870.350 to an Index Ending Level of 826.832, and as a result, the Index Return is equal to –5%, calculated as follows:

(826.832 – 870.350) / 870.350 = –5%

Because Index Return is between 0% and –20% (inclusive), the Payment at Maturity is equal to $10.00 per $10.00 Note, a zero return.

Example D — The level of the Index decreases from an Index Starting Level of 870.350 to an Index Ending Level of 609.245, and as a result, the Index Return is equal to –30%, calculated as follows:

(609.245 – 870.350) / 870.350 = –30%

Because the Index Return is less than –20%, the Payment at Maturity is equal to $9.00 per $10.00 Note (a return of –10% or a loss of – $1.00 per $10.00 Note), calculated as follows:

$10.00 + [$10.00 × (–30% + 20%)] = $9.00

Additional Specific Terms of the Notes

Maturity Date	May 12, 2010, or if such date is not a Business Day, the next succeeding Business Day; provided that, if there is a Market Disruption Event relating to one or more Index Contracts effect on the scheduled Valuation Date, and as a result, the Valuation Date for one or more Index Contracts (as hereinafter defined) is postponed (as described below under “Market Disruption Events”) so that it falls less than three Business Days prior to the scheduled Maturity Date, the Maturity Date will be the third Business Day following the latest occurring postponed Valuation Date for the affected Index Contract.

Valuation Date	May 7, 2010, or if such day is not a scheduled Index Business Day, the immediately preceding scheduled Index Business Day; provided that if a Market Disruption Event is in effect for one or more Index Contracts on the scheduled Valuation Date, the Valuation Date may be postponed as described below under “Market Disruption Events”.

Market Disruption Events	If a Market Disruption Event relating to one or more Index Contracts is in effect on the scheduled Valuation Date, the Calculation Agent will determine the Index Return using a Index Ending Level calculated by the Calculation Agent in good faith in accordance with the formula for and method of calculating the Index last in effect prior to commencement of the Market Disruption Event, using:

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for each Index Contract that did not suffer a Market Disruption Event on the scheduled Valuation Date, the settlement price on the applicable Relevant Exchange of such Index Contract on the scheduled Valuation Date, and

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for each Index Contract that did suffer a Market Disruption Event on the scheduled Valuation Date, the settlement price of such Index Contract on the applicable Relevant Exchange on the immediately succeeding trading day on which no Market Disruption Event occurs or is continuing with respect to such Index Contract;

provided however that if a Market Disruption Event has occurred or is continuing with respect to such Index Contract on each of the eight scheduled trading days following the scheduled Valuation Date, then (a) the eighth scheduled trading day shall be deemed the Valuation Date for such Index Contract and (b) the Calculation Agent will determine the price for such Index Contract on such eighth scheduled trading day in its sole and absolute discretion taking into account the latest available quotation for the price for such Index Contract and any other information that in good faith it deems relevant.

A “Market Disruption Event” means any of the following events, as determined in good faith by the Calculation Agent:

(A)	the termination or suspension of, or material limitation or disruption in the trading on a Relevant Exchange of any Index Contract;

(B)	the settlement price on a Relevant Exchange of any Index Contract has increased or decreased by an amount equal to the maximum permitted price change from the previous day’s settlement price; or

(C)	the settlement price of any Index Contract is not published by the Relevant Exchange.

Notwithstanding the foregoing, the following events will not constitute Market Disruption Events:

(1)	a limitation on the hours in a trading day and/or number of days of trading, if it results from an announced change in the regular business hours of the Relevant Exchange; or

(2)	a decision to permanently discontinue trading in an Index Contract or options or futures contracts relating to the Index or any Index Contract.

For purposes of the above, (a) “Index Contracts” means the commodities contracts then underlying the Index or any Successor Index; (b) “Relevant Exchange” means any organized exchange or market of trading for any futures contract (or any combination thereof) then included in the Index or any Successor Index; and (c) “trading day” means a day, as determined in good faith by the Calculation Agent, on which trading is generally conducted on the Relevant Exchange applicable to the affected Index Contract.

Index Unavailability Event	If an Index Unavailability Event is in effect on the scheduled Valuation Date (and no Market Disruption Event is then in effect), the Calculation Agent will determine the Index Return on the Valuation Date using an Index Ending Level calculated by the Calculation Agent in good faith in accordance with the formula for and method of calculating the Index last in effect prior to commencement of the Index Unavailability Event using the closing price on the Relevant Exchanges of each futures contract most recently constituting the Index.

An “Index Unavailability Event” means that the Index is not calculated and published by the Index Sponsor or any Successor Index is not calculated and published by the sponsor thereof.

Index Adjustment

If S&P discontinues publication of the Index prior to, and such discontinuation is continuing on, the Valuation Date, and S&P or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the discontinued

Index (such index, a “Successor Index”), then the Index Return will be determined by reference to the level of such Successor Index at the close of trading on the Relevant Exchange or market of the Successor Index last to close on the Valuation Date. Upon any selection by the Calculation Agent of a Successor Index, the Calculation agent will cause written notice thereof to be promptly furnished to the trustee, to Lehman Brothers Holdings Inc. and to the holders of the Notes.

If S&P discontinues publication of the Index prior to, and such discontinuation is continuing on, the Valuation Date, and the Calculation Agent determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation Agent will determine the Index Return on the Valuation Date. The Index Return will be determined by the Calculation Agent using an Index Ending Level computed in accordance with the formula for and method of calculating the Index last in effect prior to such discontinuation, using the settlement prices on the Relevant Exchanges (or, if trading in an Index Contract has been materially suspended or materially limited, its good faith estimate of the settlement price that would have prevailed but for such suspension or limitation) at the close of trading on the Valuation Date.

If at any time the method of calculating the Index or a Successor Index, or the level thereof, is, in the good faith judgment of the Calculation Agent, changed or modified in a material respect, the Calculation Agent may (but is not obligated to) make such adjustments to the Index or Successor Index or their respective methods of calculation as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a level of a commodity index comparable to the Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the Index Return with reference to the level of the Index or such Successor Index as adjusted. Accordingly, if the method of calculating the Index or a Successor Index is modified or rebased so that the level of the Index or Successor Index is a fraction or multiple of what it would have been if it had not been modified or rebased, then the Calculation Agent will adjust the level of the Index or Successor Index in order to arrive at a level of the Index or Successor Index as if it has not been modified or rebased.

Index Business Days	A day, as determined in good faith by the Calculation Agent, on which trading is generally conducted on the Relevant Exchange for each Index Contract then comprising the Index or any Successor Index

Business Days	Any day that is not a Saturday or Sunday and that is not a day on which banking institutions in New York City generally are authorized or obligated by law or executive order to be closed.

Calculation Agent:	Lehman Brothers Commodity Services Inc.

Identifier	CUSIP: 52523J503 ISIN: US52523J5039

Denominations	$10.00 and whole multiples of $10.00

What are the tax consequences of the Notes?

Lehman Brothers Holdings Inc. intends to treat the Notes as financial contracts, as described under “Supplemental United States Federal Income Tax Consequences-Financial Contracts” in the MTN Prospectus Supplement. Consequently, Notes held as capital assets by individual United States holders (as defined in the Prospectus) will be eligible for reduced rates of taxation upon a sale, exchange, settlement or other disposition if held for more than one year.

However, alternative characterizations are possible which could affect amount, character and timing of income. For example, the IRS could assert that adjustments made to the Index results in a taxable exchange of the Notes at the time of such adjustments, which could affect your holding period and the timing, amount and character of income recognized with respect to the Notes. The Notes are subject to complex tax rules and investors should consult their own tax advisors regarding the tax treatment of the Notes.

On December 7, 2007, the IRS released a Notice indicating that the IRS and the Treasury Department are considering and seeking comments as to whether holders of instruments similar to the Notes should be required to accrue income on a current basis over the term of the Notes, regardless of whether any payments are made prior to maturity. In addition, the Notice provides that the IRS and the Treasury Department are considering related issues, including, among other things, whether gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax, whether the tax treatment of such instruments should vary depending upon the nature of the underlying asset, and whether such instruments should be subject to the special “constructive ownership rules” contained in section 1260 of the Code. It is not possible to predict what changes, if any, will be adopted, or when they will take effect. Any such changes could affect the amount, timing and character of income, gain or loss in respect of the Notes, possibly with retroactive effect. Holders are urged to consult their tax advisors concerning the impact of the Notice on their investment in the Notes.

Subject to future developments with respect to the foregoing, Lehman Brothers Holdings Inc. intends to continue to treat the Notes for U.S. federal income tax purposes in accordance with the treatment described above.

Key Risks

An investment in the Notes entails certain risks not associated with an investment in conventional floating rate or fixed rate medium-term notes. You should read the risks included below in conjunction with the risks described in “Risk Factors” in the MTN Prospectus Supplement. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You should reach an investment decision only after you and your advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances.

♦

Limited principal protection; no interest payments; your investment in the Notes may result in a loss—The terms of the Notes differ from those of ordinary debt securities in that Lehman Brothers Holdings Inc. will not pay interest on the Notes. The return on the Notes at maturity is entirely dependent on the performance of the Index, and the Notes are only 20% principal protected, even if held to maturity. As a result, you will be exposed to a loss of up to 80% of the principal you invest in the Notes, or $8 on each $10.00 Note. In addition, the trading value of the Notes will be affected by factors that interrelate in complex ways, including (but not limited to) the performance of the Index. Selling this or any fixed income security prior to maturity may result in a dollar price less than 100% of the applicable principal amount of Notes sold.

♦

Partial principal protection only if you hold the Notes to maturity—You will be entitled to receive at least 20% of the principal amount of your Notes only if you hold your Notes to maturity. The market value of the Notes may fluctuate between the date you purchase them and the Valuation Date. If you sell your Notes in the secondary market prior to maturity, you will not receive partial principal protection on the portion of your Notes sold. You should be willing to hold your Notes to maturity

♦

Your return potential is limited—If the Index Return is positive, the Index Return will be multiplied by the Multiplier, subject to the Maximum Gain on the Notes. Therefore, you will not benefit from any positive Index Return in excess of the Maximum Gain.

♦

Commodity prices may change unpredictably—Trading in the Index Contracts and the physical commodities underlying the Index Contracts (the “Index Commodities”) is speculative and can be extremely volatile. Market prices of the Index Contracts and the Index Commodities may fluctuate rapidly based on numerous factors, including:

•	changes in supply and demand relationships;

•	weather;

•	agriculture;

•	trade;

•	fiscal, monetary and exchange control programs;

•	domestic and foreign political and economic events and policies;

•	disease;

•	technological developments;

•	changes in interest rates and global growth rates in the economy; and

•	trading activities in commodities, including the Index Commodities, and related contracts, including the Index Contracts.

These factors may affect the level of the Index and the value of your Notes in varying ways, and different factors may cause the value of different Index Commodities and Index Contracts, and the volatilities of their prices, to move in inconsistent directions at inconsistent rates.

♦

Price prior to maturity—The market price of the Notes will be influenced by many unpredictable and interrelated factors, including the level of the Index. In addition to the level of the Index on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the volatility or expected volatility of the Index, the Index Commodities or the Index Contracts;

•	the time to maturity of the notes (and any associated “time premium”);

•	the market price of the Index Commodities or the Index Contracts;

•	interest rates in the market generally;

•	a variety of economic, financial, political, regulatory, geographical, agricultural, meteorological or judicial events; and

•	the credit ratings of Lehman Brothers Holdings Inc.

♦

There may be little or no secondary market for the Notes—The Notes will not be listed on any securities exchange, and as a result, there may be little or no secondary market for the Notes. Subject to regulatory constraints, Lehman Brothers Inc. has agreed to use reasonable efforts to make a market in the Notes for so long as the Notes are outstanding. Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the Notes easily, and if at any time Lehman Brothers Inc. were to cease acting as market maker, it is likely that there would be no secondary market for the Notes.

♦

Impact of fees on secondary market prices—The original issue price of the Notes includes the underwriting commissions and fees and Lehman Brothers Holdings Inc.’s cost of hedging its obligations under the Notes through one or more of its affiliates. Such cost includes such affiliates’ expected cost of providing this hedge, as well as the profit these affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which you are able to sell Notes in secondary market transactions, if at all, will likely be lower than the original issue price.

♦

Certain activities by Lehman Brothers Holdings Inc., Lehman Brothers Inc, UBS Financial Services Inc. and their respective affiliates may adversely affect the value of the Notes—One or more of the affiliates of Lehman Brothers Holdings Inc. may also engage in trading in Index Contracts, futures or options on Index Contracts, the physical commodities underlying the Index Contracts or the Index, and other investments relating to Index Contracts or the Index on a regular basis as part of their general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers. Any of these activities could adversely affect the market price of the Index Contracts or the value of the Index and, therefore, the market value of the Notes. Lehman Brothers Holdings Inc., Lehman Brothers Inc., UBS Financial Services Inc. and their respective affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of any of the foregoing. By introducing competing products into the marketplace in this manner, Lehman Brothers Holdings Inc., Lehman Brothers Inc, UBS Financial Services Inc. and their respective affiliates could adversely affect the market value of the Notes.

♦

Credit of Lehman Brothers Holdings Inc.—An investment in the Notes is subject to the creditworthiness of Lehman Brothers Holdings Inc. as issuer of the Notes, and the actual and perceived creditworthiness of Lehman Brothers Holdings Inc. may affect the market value of the Notes.

♦

Policies of S&P and changes to the Index—Because the Notes are linked to the Index, which reflects the return on 24 exchange-traded Index Contracts covering physical Index Commodities, it will be less diversified than other funds or investment portfolios investing in a broader range of products and, therefore, could experience greater volatility. In addition, the policies of S&P concerning the calculation of the level of the Index, additions, deletions or substitutions of Index Contracts and the manner in which changes affecting the Index Contracts are reflected in the Index could affect the value of the Index and, therefore, the amount payable on your Notes at maturity and the market value of your Notes prior to maturity. The amount payable on your Notes at maturity and their market value prior to maturity could also be affected if S&P changes the policies of the Index, for example by changing the manner in which it calculates the value of the Index or if it discontinues or suspends calculation or publication of the Index, in which case it may become difficult to determine the market value of the Notes. If events such as these occur, or if the value of the Index is not available or cannot be calculated because of a Market Disruption Event or for any other reason, the Calculation Agent may be required to make an alternative determination of the value of the Index.

The composition of the Index may change over time, as additional commodities satisfy the eligibility criteria or commodities currently included in the Index fail to satisfy such criteria. The weighting factors applied to each commodity included in the Index change annually, based on changes in commodity production statistics. In addition, S&P, in consultation with its Advisory Committee, may modify the methodology for determining the composition and weighting of the Index and for calculating its value in order to assure that the Index represents a measure of the performance over time of the markets for the underlying commodities. A number of modifications to the methodology for determining the contracts to be included in the Index, and for valuing the Index, have been made in the past several years and further modifications may be made in the future. Such changes could adversely affect the market value and/or the payment at maturity for the Notes.

♦

Negative roll yield may adversely impact the level of the Index—The Index is composed of the Index Contracts, which are futures contracts on the physical Index Commodities, and reflects the return associated with the change in prices of the underlying Index Contracts together with the “roll yield” associated with these Index Contracts (the price changes and roll yield taken together constitute the “excess return” reflected by the Index). Unlike equities, which typically entitle the holder to a continuing stake in a corporation, and unlike owning the commodity directly, a commodity futures contract normally specifies a certain date for delivery of the underlying physical commodity. A fundamental characteristic of the Index, like other commodity indices, is that as a result of being comprised of futures contracts, the Index must be managed to ensure it does not take delivery of the commodities in question. This is achieved through a process referred to as “rolling,” under which a given contract during a month in which it approached its settlement date is rolled forward to a new contract date (i.e., the Index Contract is effectively “sold” to “buy” a longer-dated Index Contract).

Roll yield is generated during the roll process from the difference in price between the near-term and longer-dated futures contracts. When longer-dated contracts are priced lower than the nearer contract and spot prices, the market is in backwardation, and positive roll yield is generated when higher-priced near-term futures contracts are “sold” to “buy” lower priced longer-dated contracts. When the opposite is true and longer-dated contracts are priced higher, the market is in contango, and negative roll yields result from the “sale” of lower priced near-term futures contracts to “buy” higher priced longer-dated contracts. While many of the Index Commodities have historically exhibited consistent periods of backwardation, backwardation will most likely not exist at all times. Moreover, certain Index Commodities, such as gold, have historically traded in “contango” markets. Gold, which makes up 1.62% of the Index based on its daily weighting as of May 2, 2008, for example, is currently in contango. Accordingly, because the level of the Index reflects the returns in the underlying Index Commodities, negative “roll yields” resulting from contango markets could adversely affect the level of the Index.

♦

The return on your Notes may not reflect all developments in the Index Commodities—Because the Index Return will be based on the Index Ending Level, which is the closing level of the Index on the Valuation Date, a single Index Business Day near the end of the term of the Notes, the level of the Index at other times during the term of the Notes or at the Maturity Date could be higher than the Index Ending Level. This difference could be particularly large if there is a significant decrease in the level of the Index during the latter portion of the term of the Notes or if there is significant volatility in the Index closing level during the term of the Notes, especially on dates near the Valuation Date.

♦

The Notes are not directly linked to the Index Contracts or any other exchange-traded futures contracts—The Notes are not linked directly to the Index Contracts or any other exchange-traded futures contracts. The Notes are linked to the Index, which, as described above, reflects the returns that are potentially available through an unleveraged investment in the Index Contracts. Accordingly, the return on your Notes will reflect the returns associated with the Index Contracts, including any positive or negative “roll yield”, and therefore will not reflect the return you would realize if the Notes were linked directly to the Index Contracts or if you actually owned the Index Contracts or other exchange-traded futures contracts for a similar period.

♦

The Notes are not linked to a total return index—The Notes are linked to the S&P GSCI™ Excess Return, which, as described above, reflects the returns that are potentially available through an unleveraged investment in the Index Contracts. In contrast, the S&P GSCI™ Total Return is a total return index which, in addition to reflecting such returns, also reflects interest that could be earned on cash collateral invested in 3-month U.S. Treasury bills. Because the Notes are linked to the S&P GSCI™ Excess Return, the return on the Notes will not include the total return feature of the S&P GSCI™ Total Return.

♦

Suspension or disruptions of market trading in commodities and related futures may adversely affect the value of your Notes—The commodity futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, congestion, disorderly markets, limitations on deliverable supplies, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price”. Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices may have the effect of precluding trading in a particular Index Contract or forcing the liquidation of Index Contracts at disadvantageous times or prices. These circumstances could adversely affect the value of the Index and, therefore, the value of your Notes.

Certain of the events set forth above also constitute Market Disruption Events under the terms of the Notes. To the extent any Market Disruption Event occurs with respect to one or more Index Contracts and remains in effect on the scheduled Valuation Date for the Notes, the Valuation Date for the affected Index Contracts will be postponed until the Market Disruption Event ceases to be in effect or, if the Market Disruption Event remains in effect for eight scheduled trading days after the Valuation Date, the Index Return will be determined using an Index Ending Level computed by the Calculation Agent as described above under “Market Disruption Event”. In the event the Valuation Date is postponed, the Index Return may be lower than anticipated and possibly negative, which may adversely affect the Payment at Maturity or the value of your Notes. In addition, if the Valuation Date is postponed due to a Market Disruption Event as described above so that it falls less than three Business Days prior to the scheduled Maturity Date, the Maturity Date will be postponed to the third Business Day following the postponed Valuation Date.

♦

The Index Sponsor may be required to replace an existing futures contract—Data concerning the Index Contracts will be used to calculate the Index. If an Index Contract were to be terminated or replaced in accordance with the rules described under “The Index” below, a comparable futures contract would be selected by the Index Sponsor, if available, to replace that Index Contract. The termination or replacement of any Index Contract may have an adverse impact on the value of the Index.

♦

The Index may in the future include Index Contracts that are not traded on regulated futures exchanges—The Index was originally based solely on futures contracts traded on regulated futures exchanges (referred to as “designated contract markets”). At present, the Index continues to be composed exclusively of regulated futures contracts. However, the Index may in the future include over-the-counter contracts (such as swaps and forward contracts) traded on trading facilities that are subject to lesser degrees of regulation or, in some cases, no substantive regulation. As a result, trading in such contracts, and the manner in which prices and volumes are reported by the relevant trading facilities, may not be subject to the provisions of, and the protections afforded by, the U.S. Commodity Exchange Act of 1936, or other applicable statutes and related regulations, that govern trading on regulated U.S. futures exchanges, or similar statutes and regulations.

♦

Lack of regulation by the CFTC—The Notes are debt securities that are direct obligations of Lehman Brothers Holdings Inc. The net proceeds to be received by Lehman Brothers Holdings Inc. from the sale of the Notes will not be used to purchase or sell the Index Commodities or other futures contracts on such commodities for the benefit of holders of the Notes. The Notes are not themselves commodities futures contracts, and an investment in the Notes does not constitute either an investment in the Index Contracts, the Index Commodities or other futures contracts on such commodities, or in a collective investment vehicle that trades in the Index Contracts, Index Commodities or other futures contracts on such commodities.

Unlike an investment in the Notes, an investment in a collective investment vehicle that invests in commodities on behalf of its participants may be regulated as a commodity pool and its operator may be required to be registered with and regulated by the Commodity Futures Trading Commission (“CFTC”) as a “commodity pool operator” (“CPO”). Because the Notes are not interests in a commodity pool, the Notes will not be regulated by the CFTC as a commodity pool, Lehman Brothers Holdings Inc. will not be registered with the CFTC as a CPO, and you will not benefit from the CFTC’s or any non-U.S. regulatory authority’s regulatory protections afforded to persons who trade in commodities or who invest in regulated commodity pools. Because the Notes do not constitute investments by you in futures contracts traded on regulated futures exchanges, you will not benefit from the CFTC’s or any other regulatory authority’s regulatory protections afforded to persons who trade in futures contracts on a regulated futures exchange.

♦

Potential conflicts of interest—Lehman Brothers Inc. and other affiliates of Lehman Brothers Holdings Inc. play a variety of roles in connection with the issuance of the Notes, including acting as Calculation Agent and hedging Lehman Brothers Holdings Inc.’s obligations under the Notes. In performing these duties, the economic interests of the Calculation Agent and other affiliates of Lehman Brothers Holdings Inc. are potentially adverse to your interests as an investor in the Notes.

♦

Historical information about the Index or the Index Contracts may not be indicative of future values—Historical information on the Index or the Index Contracts furnished herein is provided as a matter of information only, and you should not regard the information as indicative of the range of, or trends in, future fluctuations in the Index, the Index Contracts, or what the value of the Notes may be. Fluctuations in the level of the Index and/or the prices of the Index Contracts make it difficult to predict whether the return on the Notes will be positive or negative, or what the Payment at Maturity may be. Historical fluctuations in the level of the Index may be greater or lesser than those experienced by the holders of the Notes.

♦

You must rely on your own evaluation of the merits of an investment linked to the Index—In the ordinary course of their businesses, Lehman Brothers Holdings Inc., Lehman Brothers Inc., UBS Financial Services Inc. or their respective affiliates may from time to time express views on the Index or individual Index Commodities. These views are sometimes communicated to clients who participate in the Index Commodities. However, these views, depending upon world-wide economic, political and other developments, may vary over differing time horizons and are subject to change. Moreover, other professionals who deal in markets for the Index Commodities may at any time have significantly different views from those of Lehman Brothers Holdings Inc., Lehman Brothers Inc., UBS Financial Services Inc. or their respective affiliates. In connection with your purchase of the Notes, you should investigate the Index and the Index Commodities and not rely on views which may be expressed by Lehman Brothers Holdings Inc.,

Lehman Brothers Inc., UBS Financial Services Inc. or their respective affiliates in the ordinary course of their businesses with respect to the Index or any Index Commodity.

♦

The trading value of the Notes may reflect a time premium or discount—As a result of a “time premium or discount,” the Notes may trade at a value above or below that which would be expected based on the level of interest rates and the level of the Index. A “time premium or discount” results from expectations regarding the value of the Index during the period prior to the Maturity Date. However, as the time remaining to the Maturity Date decreases, this time premium or discount may diminish, thereby decreasing or increasing the market value of the Notes.

♦

Uncertain tax treatment—Significant aspects of the tax treatment of the Notes are uncertain. You should consult your own tax advisor about your own tax situation. See “What Are the Tax Consequences of the Notes” on page 6.

S&P GSCI™ Excess Return

The S&P Goldman Sachs Commodity Index (“GSCI™”) Excess Return (the “Index”) is published by Standard & Poor’s, a division of The McGraw-Hill Companies (“S&P”) and is determined, composed and calculated by S&P without regard to the Notes. The Index reflects the excess returns that are potentially available through an unleveraged investment in the futures contracts relating to the various components of the Index.

All information contained herein relating to the Index, including its make-up, method of calculation, changes in its components and historical performance, has been derived from publicly available information.

The information contained herein with respect to the Index reflects the policies of and is subject to change by S&P.

Current information regarding the market values of the Index is available from S&P and from numerous public information sources. Lehman Brothers Holdings Inc. makes no representation that the publicly available information about the Index is accurate or complete.

The GSCI™ is a proprietary index that Goldman, Sachs & Co. (“Goldman, Sachs”) developed. Effective February 8, 2007, The Goldman Sachs Group, Inc. (“GS Group”) completed a transaction with S&P by which GS Group sold to S&P all of the rights of Goldman, Sachs in the GSCI™ and all related indices, as well as certain intellectual property related to the GSCI™. According to publicly available information, as of that date, Goldman, Sachs no longer owned the Index and is no longer responsible for the calculation, publication or administration of the Index, or for any changes to the methodology. As a result, all decisions with respect to the Index will be made, and the related actions will be taken, solely by S&P. Goldman, Sachs will have no control over any matters related to the Index.

The futures contracts currently included in the Index, their percentage dollar weights, their market symbols and the exchanges on which they are traded are as follows:

Commodity*	Weight May 2, 2008*	Market Symbol	Trading Facility
WTI Crude Oil	39.80%	CL	NYM
Brent Crude Oil	14.19%	LCO	IPE
Natural Gas	7.18%	NG	NYM
Heating Oil	5.14%	HO	NYM
Gas Oil	5.27%	LGO	IPE
Copper	3.02%	IC	LME
Aluminum	2.34%	IA	LME
Corn	3.55%	C	CBT
Live Cattle	1.72%	LC	CME
Wheat	3.29%	W	CBT
Gold	1.62%	GC	CMX
Primary Nickel	0.79%	IN	LME
Soybeans	2.03%	S	CBT
Lean Hogs	1.01%	LH	CME
RBOB Gas	4.52%	RB	NYM
Zinc	0.49%	IZ	LME
Sugar	0.85%	SB	CSC
Red Wheat	0.80%	KW	KBT
Cotton	0.72%	CT	NYC
Coffee	0.49%	KC	CSC
Feeder Cattle	0.35%	FC	CME
Standard Lead	0.40%	IL	LME
Silver	0.23%	SI	CMX
Cocoa	0.21%	CC	CSC

*  The futures contracts included in the Index and their percentage dollar weights, among other matters, may change.

The value of the Index on any given day reflects:

•	the price levels of the contracts included in the Index (which represents the value of the Index), and

•	the “contract daily return,” which is the percentage change in the total dollar weight of the Index from the previous day to the current day.

The Index is an index on a world-production weighted basket of principal non-financial commodities (i.e., physical commodities) that satisfy specified criteria. The Index is designed to be a measure of the performance over time of the markets for these commodities. The only commodities represented in the Index are those physical commodities on which active and liquid contracts are traded on trading facilities in major industrialized countries. The commodities included in the Index are weighted, on a production basis, to reflect the relative significance (in the view of S&P, in consultation with the Advisory Committee, as described below) of such commodities to the world economy. The fluctuations in the value of the Index are intended generally to correlate with changes in the prices of such physical commodities in global markets. The Index has been normalized such that its hypothetical level on January 2, 1970 was 100. Futures contracts on the Index, and options on such futures contracts, are currently listed for trading on the CME Group.

Set forth below is a summary of the composition of and the methodology used to calculate the Index as of the date hereof. The methodology for determining the composition and weighting of the Index and for calculating its value is subject to modification in a manner consistent with the purposes of the Index, as described below. S&P makes the official calculations of the Index. At present, these calculations are performed continuously and are reported on Reuters Page GSCI with respect to the Index and are updated on Reuters at least once every three minutes during business hours on each Index Business Day.

In light of the rapid development of electronic trading platforms and the potential for significant shifts in liquidity between traditional exchanges and such platforms, the methodology for determining the composition of the Index has been modified in order to provide market participants with efficient access to new sources of liquidity and the potential for more efficient trading. As a result, the Index methodology now provides for the inclusion of contracts traded on trading facilities other than exchanges, such as electronic trading platforms, if liquidity in trading for a given commodity shifts from an exchange to an electronic trading plat form. S&P, in consultation with its Advisory Committee, will continue to monitor developments in the trading markets and will announce the inclusion of additional contracts, or further changes to the Index methodology, in advance of their effectiveness.

The Advisory Committee

S&P has established an Advisory Committee to assist it in connection with the operation of the Index. The Advisory Committee meets on a regular basis and at other times upon the request of S&P. The principal purpose of the Advisory Committee is to advise S&P with respect to, among other things, the calculation of the Index, the effectiveness of the Index as a measure of commodity futures market performance and the need for changes in the composition or in the methodology of the Index. The Advisory Committee acts solely in an advisory and consultative capacity; all decisions with respect to the composition, calculation and operation of the Index are made by S&P.

The Advisory Committee meets once during each year. Prior to the meeting, S&P determines the commodities to be included in the Index for the following calendar year, as well as the weighting factors for each commodity. The Advisory Committee members receive the proposed composition of the Index in advance of the meeting and discuss the composition at the meeting. S&P also consults the Advisory Committee on any other significant matters with respect to the calculation or operation of the Index. The Advisory Committee may, if necessary or practicable, meet at other times during the year as issues arise that warrant its consideration.

Composition of the Index

In order to be included in the Index, a contract must satisfy the following eligibility criteria:

•	The contract must be in respect of a physical commodity and not a financial commodity.

•	In addition, the contract must:

•	have a specified expiration or term or provide in some other manner for delivery or settlement at a specified time, or within a specified period, in the future; and

•	at any given point in time, be available for trading at least five months prior to its expiration or such other date or time period specified for delivery or settlement.

The trading facility on which the contract trades must allow market participants to execute spread transactions, through a single order entry, between the pairs of contract expirations (defined below) included in the Index that, at any given point in time, will be involved in the rolls to be effected in the next three roll periods (defined below).

The commodity must be the subject of a contract that:

•	is denominated in U.S. dollars; and

•

is traded on or through an exchange, facility or other platform (referred to as a “trading facility”) that has its principal place of business or operations in a country which is a member of the Organization for Economic Cooperation and Development and that:

•

makes price quotations generally available to its members or participants (and, if S&P is not such a member or participant, to S&P) in a manner and with a frequency that is sufficient to provide reasonably reliable indications of the level of the relevant market at any given point in time;

•	makes reliable trading volume information available to S&P with at least the frequency required by S&P to make the monthly determinations;

•	accepts bids and offers from multiple participants or price providers; and

•	is accessible by a sufficiently broad range of participants.

With respect to inclusion in the Index, a contract must be in respect to the physical commodity that is described by the Index.

The price of the relevant contract that is used as a reference or benchmark by market participants (referred to as the “daily contract reference price”) generally must have been available on a continuous basis for at least two years prior to the proposed date of inclusion in the Index. In appropriate circumstances, however, S&P, in consultation with the Advisory Committee, may determine that a shorter time period is sufficient or that historical daily contract reference prices for such contract may be derived from daily contract reference prices for a similar or related contract. The daily contract reference price may be (but is not required to be) the settlement price or other similar price published by the relevant trading facility for purposes of margining transactions or for other purposes.

At and after the time a contract is included in the Index, the daily contract reference price for such contract must be published between 10:00 a.m. and 4:00 p.m., New York City time, on each business day relating to such contract by the trading facility on or through which it is traded and must generally be available to all members of, or participants in, such facility (and, if S&P is not such a member or participant, to S&P) on the same day from the trading facility or through a recognized third-party data vendor. Such publication must include, at all times, daily contract reference prices for at least one expiration or settlement date that is five months or more from the date the determination is made, as well as for all expiration or settlement dates during such five-month period.

For a contract to be eligible for inclusion in the Index, volume data with respect to such contract must be available for at least the three months immediately preceding the date on which the determination is made.

A contract that is:

•

Not included in the Index at the time of determination and that is based on a commodity that is not represented in the Index at such time must, in order to be added to the Index at such time, have a total dollar value traded, over the relevant period, as the case may be and annualized, of at least U.S. $15 billion. The total dollar value traded is the dollar value of the total quantity of the commodity underlying transactions in the relevant contract over the period for which the calculation is made, based on the average of the daily contract reference prices on the last day of each month during the period.

•

A contract that is already included in the Index at the time of determination and that is the only contract on the relevant commodity included in the Index must, in order to continue to be included in the Index after such time, have a total dollar value traded, over the relevant period, as the case may be and annualized, of at least U.S $5 billion and at least U.S. $10 billion during at least one of the three most recent annual periods used in making the determination.

•

A contract that is not included in the Index at the time of determination and that is based on a commodity on which there are one or more contracts already included in the Index at such time must, in order to be added to the Index at such time, have a total dollar value traded, over the relevant period, as the case may be and annualized of at least U.S. $30 billion.

•

A contract that is already included in the Index at the time of determination and that is based on a commodity on which there are one or more contracts already included in the Index at such time must, in order to continue to be included in the Index after such time, have a total dollar value traded, over the relevant period, as the case may be and annualized, of at least U.S. $10 billion and at least U.S. $20 billion during at least one of the three most recent annual periods used in making the determination.

A contract that is:

•

already included in the Index at the time of determination must, in order to continue to be included after such time, have a reference percentage dollar weight of at least 0.10%. The reference percentage dollar weight of a contract is determined by multiplying the CPW (defined below) of a contract by the average of its daily contract reference prices on the last day of each month during the relevant period. These amounts are summed for all contracts included in the Index and each contract’s percentage of the total is then determined.

•	A contract that is not included in the Index at the time of determination must, in order to be added to the Index at such time, have a reference percentage dollar weight of at least 1.0%.

•

In the event that two or more contracts on the same commodity satisfy the eligibility criteria, such contracts will be included in the Index in the order of their respective total quantity traded during the relevant period (determined as the total quantity of the commodity underlying transactions in the relevant contract), with the contract having the highest total quantity traded being included first, provided that no further contracts will be included if such inclusion would result in the portion of the Index attributable to such commodity exceeding a particular level.

•

If additional contracts could be included with respect to several commodities at the same time, that procedure is first applied with respect to the commodity that has the smallest portion of the Index attributable to it at the time of determination. Subject to the other eligibility criteria relating to the composition of the Index, the contract with the highest total quantity traded on such commodity will be included. Before any additional contracts on the same commodity or on any other commodity are included, the portion of the Index attributable to all commodities is recalculated. The selection procedure described above is then repeated with respect to the contracts on the commodity that then has the smallest portion of the Index attributable to it.

The contracts currently included in the Index are all futures contracts traded on the New York Mercantile Exchange, Inc. (“NYM”), the International Petroleum Exchange (“IPE”), the Chicago Mercantile Exchange (“CME”), the Chicago Board of Trade (“CBT”), the Coffee, Sugar & Cocoa Exchange, Inc. (“CSC”), the New York Cotton Exchange (“NYC”), the Kansas City Board of Trade (“KBT”), the Commodities Exchange Inc. (“CMX”) and the London Metal Exchange (“LME”).

The quantity of each of the contracts included in the Index is determined on the basis of a five-year average (referred to as the “world production average”) of the production quantity of the underlying commodity as published by the United Nations Statistical Yearbook, the Industrial Commodity Statistics Yearbook and other official sources. However, if a commodity is primarily a regional commodity, based on its production, use, pricing, transportation or other factors, S&P, in consultation with its advisory committee, may calculate the weight of such commodity based on regional, rather than world, production data. At present, natural gas is the only commodity the weight of which is calculated on the basis of regional production data, with the relevant region being North America.

The five-year moving average is updated annually for each commodity included in the Index, based on the most recent five-year period (ending approximately two years prior to the date of calculation and moving backwards) for which complete data for all commodities is available. The contract production weights, or CPWs, used in calculating the Index are derived from world or regional production averages, as applicable, of the relevant commodities, and are calculated based on the total quantity traded for the relevant contract and the world or regional production average, as applicable, of the underlying commodity. However, if the volume of trading in the relevant contract, as a multiple of the production levels of the commodity, is below specified thresholds, the CPW of the contract is reduced until the threshold is satisfied. This is designed to ensure that trading in each such contract is sufficiently liquid relative to the production of the commodity.

In addition, S&P performs this calculation on a monthly basis and, if the multiple of any contract is below the prescribed threshold, the composition of the Index is reevaluated, based on the criteria and weighting procedure described above. This procedure is undertaken to allow the Index to shift from contracts that have lost substantial liquidity into more liquid contracts, during the course of a given year. As a result, it is possible that the composition or weighting of the Index will change on one or more of these monthly evaluation dates. In addition, regardless of whether any changes have occurred during the year, S&P reevaluates the composition of the Index, in consultation with the Advisory Committee, at the conclusion of each year, based on the above criteria. Other commodities that satisfy such criteria, if any, will be added to the Index. Commodities included in the Index which no longer satisfy such criteria, if any, will be deleted.

S&P, in consultation with the Advisory Committee, also determines whether modifications in the selection criteria or the methodology for determining the composition and weights of and for calculating the Index are necessary or appropriate in order to assure that the Index represents a measure of commodity market performance. S&P has the discretion to make any such modifications, in consultation with the Advisory Committee.

Contract Expirations

Because the Index comprises actively traded contracts with scheduled expirations, it can only be calculated by reference to the prices of contracts for specified expiration, delivery or settlement periods, referred to as “contract expirations.” The contract expirations included in the Index for each commodity during a given year are designated by S&P, in consultation with the Advisory Committee, provided that each such contract must be an “active contract.” An “active contract” for this purpose is a liquid, actively traded contract expiration, as defined or identified by the relevant trading facility or, if no such definition or identification is provided by the relevant trading facility, as defined by standard custom and practice in the industry.

If a trading facility deletes one or more contract expirations, the Index will be calculated during the remainder of the year in which such deletion occurs on the basis of the remaining contract expirations designated by S&P. If a trading facility ceases trading in all contract expirations relating to a particular contract, S&P may designate a replacement contract on the commodity. The replacement contract must satisfy the eligibility criteria for inclusion in the Index. To the extent practicable, the replacement will be effected during the next monthly review of the composition of the index. If that timing is not practicable, S&P will determine the date of the replacement and will consider a number of factors, including the differences between the existing contract and the replacement contract with respect to contractual specifications and contract expirations.

Value of the GSCI

The value of the Index on any given day is equal to the total dollar weight of the Index divided by a normalizing constant that assures the continuity of the Index over time. The total dollar weight of the Index is the sum of the dollar weight of each of the underlying commodities.

The dollar weight of each such commodity on any given day is equal to:

•	the daily contract reference price,

•	multiplied by the appropriate CPWs, and

•	during a roll period, the appropriate “roll weights” (discussed below).

The daily contract reference price used in calculating the dollar weight of each commodity on any given day is the most recent daily contract reference price made available by the relevant trading facility, except that the daily contract reference price for the most recent prior day will be used if the exchange is closed or otherwise fails to publish a daily contract reference price on that day. In addition, if the trading facility fails to make a daily contract reference price available or publishes a daily contract reference price that, in the reasonable judgment of S&P, reflects manifest error, the relevant calculation will be delayed until the price is made available or corrected; provided, that, if the price is not made available or corrected by 4:00 p.m. New York City time, S&P may, if it deems such action to be appropriate under the circumstances, determine the appropriate daily contract reference price for the applicable futures contract in its reasonable judgment for purposes of the relevant Index calculation.

Contract Daily Return

The contract daily return on any given day is equal to the sum, for each of the commodities included in the Index, of the applicable daily contract reference price on the relevant contract multiplied by the appropriate CPW and the appropriate “roll weight,” divided by the total dollar weight of the Index on the preceding day, minus one.

The “roll weight” of each commodity reflects the fact that the positions in contracts must be liquidated or rolled forward into more distant contract expirations as they approach expiration. If actual positions in the relevant markets were rolled forward, the roll would likely need to take place over a period of days. Since the Index is designed to replicate the performance of actual investments in the underlying contracts, the rolling process incorporated in the Index also takes place over a period of days at the beginning of each month (referred to as the “roll period”). On each day of the roll period, the “roll weights” of the first nearby contract expirations on a particular commodity and the more distant contract expiration into which it is rolled are adjusted, so that the hypothetical position in the contract on the commodity that is included in the Index is gradually shifted from the first nearby contract expiration to the more distant contract expiration.

If on any day during a roll period any of the following conditions exists, the portion of the roll that would have taken place on that day is deferred until the next day on which such conditions do not exist:

•	no daily contract reference price is available for a given contract expiration;

•	any such price represents the maximum or minimum price for such contract month, based on exchange price limits (referred to as a “Limit Price”);

•

the daily contract reference price published by the relevant trading facility reflects manifest error, or such price is not published by 4:00 p.m., New York City time. In that event, S&P may, but is not required to, determine a daily contract reference price and complete the relevant portion of the roll based on such price; provided, that, if the trading facility publishes a price before the opening of trading on the next day, S&P will revise the portion of the roll accordingly; or

•	trading in the relevant contract terminates prior to its scheduled closing time.

If any of these conditions exist throughout the roll period, the roll with respect to the affected contract, will be effected in its entirety on the next day on which such conditions no longer exist.

Calculation of the Index

The value of the Index on any Index business day is equal to the product of (1) the value of the underlying futures contracts on the immediately preceding Index business day multiplied by (2) one plus the contract daily return of the Index on the Index Business Day on which the calculation is made.

License Agreement with Standard & Poor’s

Lehman Brothers Holdings Inc. and its affiliates currently have a non-exclusive license from S&P to use the Index in connection with the offered Notes.

THE NOTES ARE NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY S&P. S&P MAKES NO REPRESENTATION, CONDITION OR WARRANTY, EXPRESS OR IMPLIED, TO THE OWNERS OF THE NOTES OR ANY MEMBER OF THE PUBLIC REGARDING THE ADVISABILITY OF INVESTING IN SECURITIES GENERALLY OR IN THE NOTES PARTICULARLY OR THE ABILITY OF THE INDEX TO TRACK GENERAL STOCK MARKET PERFORMANCE, THE PERFORMANCE OF THE GENERAL COMMODITY MARKET, OR THE PERFORMANCE OF SPECIFIC COMMODITIES. S&P’S ONLY RELATIONSHIP TO LEHMAN BROTHERS HOLDINGS INC. IS THE LICENSING OF CERTAIN TRADEMARKS AND TRADE NAMES AND OF THE GSCI™, WHICH IS DETERMINED, COMPOSED AND CALCULATED BY S&P WITHOUT REGARD TO THE NOTES. S&P HAS NO OBLIGATION TO TAKE THE NEEDS OF LEHMAN BROTHERS HOLDINGS INC. OR THE OWNERS OF THE NOTES INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE INDEX. S&P IS NOT RESPONSIBLE FOR AND HAS NOT PARTICIPATED IN THE DETERMINATION OF THE PRICES AND AMOUNT OF THE NOTES OR THE TIMING OF THE ISSUANCE OR SALE OF THE NOTES. S&P HAS NO OBLIGATION OR LIABILITY IN CONNECTION WITH THE ADMINISTRATION, MARKETING, OR TRADING OF THE NOTES.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, CONDITION OR REPRESENTATION, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LEHMAN BROTHERS INC., HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P INDICES OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, REPRESENTATIONS OR CONDITIONS, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OR CONDITIONS OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE AND ANY OTHER EXPRESS OR IMPLIED WARRANTY OR CONDITION WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS) RESULTING FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

Historical Performance of the Index

The following graph shows actual daily historical levels for the Index from May 2, 2003 to May 2, 2008. The historical levels of the Index are not necessarily indicative of the future performance of the Index, the Index Return, or what the value of the Notes may be. Fluctuations in the level of the Index make it difficult to predict whether the Index Return will be positive or negative, or what the Payment at Maturity will be (and whether that Payment at Maturity will result in a positive return on the Notes or a loss of principal). The historical Index levels presented in the graph below were prepared using historical data obtained from Reuters; none of UBS Financial Services Inc., Lehman Brothers Inc. or Lehman Brothers Holdings Inc. makes any representation or warranty as to the accuracy or completeness of this data. Fluctuations in the historical levels of the Index may be greater or lesser than fluctuations experienced by the holders of the Notes.

Supplemental Plan of Distribution

We will agree to sell to UBS Financial Services Inc. and Lehman Brothers Inc. (together, the “Agents”), and the Agents will agree to purchase, all of the Notes at the price indicated on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes.

We have agreed to indemnify the Agents against liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the MTN prospectus supplement and the base prospectus.

Subject to regulatory constraints, Lehman Brothers Inc. has agreed to use reasonable efforts to make a market in the Notes for so long as the Notes are outstanding.

We or our affiliate will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes, and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.